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                                                                    Exhibit 99.1

CONSUMERS BANCORP INC. REPORTS FOURTH QUARTER AND ANNUAL FISCAL EARNINGS

Minerva, Ohio--August 13, 2004 (OTCBB: CBKM) Consumers Bancorp Inc. (Consumers) today reported fiscal fourth quarter earnings per share of $.32, an increase of 60.0% compared to $.20 for the same period ended June 30, 2003. Net income for the quarter was $677 thousand, an increase of 58.5% from $427 thousand reported for the same quarter a year ago. Return on average assets (ROA) and equity (ROE) for the fourth quarter were 1.44% and 14.85%, respectively. This compares to an ROA of 1.03% and ROE of 9.92% for the fourth quarter ended June 30, 2003.

For the twelve-months ended June 30, 2004, net income was $2.083 million, a decrease of 5.5% compared to $2.205 million last year. Total fiscal year net income per share was $.97, decreasing 5.8% from $1.03 for the prior year. ROA and ROE for the twelve months ended June 30, 2004 were 1.13% and 11.63%, respectively, as compared to 1.21% and 13.11%, respectively for the prior year.

Consumers' net interest income increased $32 thousand over the prior year's quarter results, while decreasing $425 thousand over the prior year fiscal results. Competitive market pricing during the quarter ended June 30, 2004 has resulted in a decrease in the net interest margin to 5.00% compared to 5.23% in the previous quarter ended March 31, 2004. The net interest margin decreased to 5.10% from 5.42% for the years ended June 30, 2004 and 2003, respectively. This decline is a result of an extended low interest rate environment and aggressive lending by competitors within Consumers market which has negatively impacted loan yields from 8.20% to 6.72% for the years ended June 30, 2003 and 2004, respectively.

Loan interest yields declined to 6.42% for the quarter ended June 30, 2004 from 6.58% for the quarter ended March 31, 2004 and 7.54% for the quarter ended June 30, 2003. The cost of interest bearing liabilities increased to 1.10% for the quarter ended June 30, 2004 as compared to 1.06% for the quarter ended March 31, 2004 and 1.65% for the quarter ended June 30, 2003.

Changes in other income for the fourth quarter and year reflect the growth of deposit service charge income. Other income increased by $195 thousand for the quarter and increased by $240 thousand for the year ended June 30, 2004 as compared to the same periods in 2003. Non-interest expense decreased $103 thousand or 5.7% for the quarter and increased $10 thousand or .1% for the year. Non-interest expenses for the year were increased by a $180 thousand due to employee severance charge during December, 2003.

Assets at June 30, 2004 totaled $186 million, an increase of $4 million from June 30, 2003 and a decrease of $1 million from March 31, 2004. Growth in loans was $6.177 million for the quarter ended June 30, 2004 and $15.485 million for the year ended June 30, 2004. Growth in non-interest bearing deposits was $2.978 million for the year ended June 30, 2004. Funding for both the increase in loans and investments during the quarter and year ended June 30, 2004 occurred primarily through the reduction of overnight Federal Funds sold and increased short term FHLB borrowings.

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The impact of a weaker economy was reflected in increases to non-performing assets from a year ago. Non-performing assets increased to $2.855 million at June 30, 2004 as compared to $1.124 million at June 30, 2003, but decreased from $3.584 million at March 31, 2004. Real estate mortgage loans and other real estate owned represent $2.757 million or 96.6% of the non-performing assets at June 30, 2004. Non-performing loans as a percent of the loan loss allowance represent 129.55% and 64.63% respectively at June 30, 2004 and 2003. Net charge-offs as a percent of average loans outstanding for the year ended June 30 were 0.24% for 2004 as compared to 0.32% for 2003. At June 30, 2004, the allowance as a percent of outstanding loans decreased to 1.25% as compared with 1.35% for the prior year.

The Board of Directors of Consumers Bancorp Inc., declared a $.09 per share cash dividend for shareholders of record on June 21, 2004, payable on June 22, 2004. The dividend represented a $.01 increase or 12% over $.08 paid fourth quarter 2003.

Steven L. Muckley, President and Chief Executive Officer of Consumers Bancorp Inc. and Consumers National Bank, stated "We are seeing results from our loan growth and on our emphasis on returning non-performing assets back into earning assets. We are continuing to experience strong loan demand within Consumers local market area with variable rate home equity line loans and small business lending which has been our community bank tradition. Additional revenues have also come from increasing fee income, especially from the bank's Overdraft Privilege Program. Local economic conditions still lag the general economy which has resulted in higher non-performing loans and other real estate."

Consumers provides a complete range of banking and other investment services to businesses and consumers through its core operations. Consumers Bancorp is a $186 million holding company with Consumers National Bank offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, and East Canton. Consumers wholly owned title agency, Community Title Agency, is located in Carrollton, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

Contact: Steven L. Muckley, acting Chief Financial Officer
1-330-868-7701 ext 140


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                             CONSUMERS BANCORP INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  JUNE 30, 2004
                 (Dollars in thousands, except per share data)


                                      Three Month Period Ended             Twelve Month Period Ended
                                     June 30,           June 30,           June 30,           June 30,
                                         2004               2003               2004               2003
                                   ----------         ----------         ----------         ----------
EARNINGS:
Net interest income                $    2,140         $    2,108         $    8,512         $    8,937
Provision for loan losses                  41                 97                381                414
Other income                              601                406              2,299              2,059
Other expenses                          1,711              1,814              7,432              7,422
Income tax expense                        312                176                915                955
Net income                                677                427              2,083              2,205

Net income per share -
      Basic                        $      .32         $      .20         $      .97         $     1.03

PERFORMANCE RATIOS:
Return on average assets                 1.44%              1.03%              1.13%              1.21%
Return on average equity                14.85               9.92              11.63              13.11
Net interest margin FTE                  5.00               5.07               5.10               5.42

MARKET DATA:
Book value/common share            $     8.44         $     8.05
Market close, bid                       23.00              22.70
Period end common shares            2,146,281          2,146,281
Average equity: avg. assets              9.70%              9.44%              9.74%              9.23%
Average common shares               2,146,281          2,146,281

ASSET QUALITY:
Net charge-offs                    $       52         $       95         $      313         $      397
Non-performing assets                   2,855              1,124
Allowance for loan losses               1,753              1,685
Net charge-off ratio                      .15%               .30%               .22%               .32%
Allowance: loan                          1.25               1.35

ENDING BALANCES:
Assets                             $  186,237         $  182,067
Deposits                              154,768            157,502
Loans, net                            138,392            122,975
Shareholders' Equity                   18,110             17,268